Exhibit 99.2

Shermen WSC Acquisition Corp. completes $138 million Initial Public Offering.

NEW YORK, May 30, 2007 — Shermen WSC Acquisition Corporation completed an initial public offering of 23 million units, including 3 million units purchased by the underwriters to cover over-allotments, at a price of $6 per unit. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at a price of $5.00.

Based in New York, the company plans to use the net proceeds from the offering to fund an acquisition within the agricultural industry. The company is led by Chairman and CEO, Francis P. Jenkins, Jr., CFO, John E. Toffolon, Jr., and President and COO, G. Kenneth Moshenek. Mr. Jenkins and Mr. Moshenek formerly held executive positions at Royster-Clark, Inc. a leading agricultural inputs company.

The offering was underwritten by a syndicate led by CIBC World Markets and CRT Capital Group. Units of the company are listed on the OTC market under the symbol SACQU.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information contact Mr. Jenkins or Mr. Moshenek at (212) 300-0020.